Exhibit 99.1

AOL’S REVENUE AND PROFIT GROWTH CONTINUES

Growth in All Advertising Revenue Lines For The First Time in 5 Years Drives Total Revenue Growth

AOL’s Return to Global Display Revenue Growth Drives Total Advertising Growth

AOL Properties’ Unique Visitors Grew 3% Year-over-Year

AOL Grew Global Display Revenue 8% Year-over-Year

AOL Grew Third Party Network Revenue 10%, its 8th Consecutive Quarter of Year-over-Year Growth

AOL Grew Global Search Revenue 9%, its 3rd Consecutive Quarter of Year-over-Year Growth

AOL’s Subscription Revenue Declined 9% Year-over-Year, Compared to a 15% Decline in Q1 2012

AOL Grew Adjusted OIBDA 12% and Operating Income 59% Year-over-Year

Diluted EPS of $0.32 Compares to $0.22 in Q1 2012

***

NEW YORK – May 8, 2013 - AOL Inc. (NYSE: AOL) released first quarter 2013 results today.

“Growth continues at AOL,” said Tim Armstrong, Chairman and CEO. “AOL’s strategy of being the first scaled media and technology company is clearly represented in our results today, and we will continue to aggressively drive the company toward near- and long-term growth.”

Summary Results

In millions (except per share amounts)

	Q1 2013	Q1 2012	Change
Revenue
Advertising	$359.2	$330.1	9%
Global Display	140.4	130.3	8%
Global Search	98.1	89.6	9%

AOL Properties	238.5	219.9	8%
Third Party Network	120.7	110.2	10%
Subscription	165.8	182.1	-9%
Other	13.3	17.2	-23%

Total revenues	$538.3	$529.4	2%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$105.3	$93.8	12%
Operating income	$49.9	$31.4	59%
Net income attributable to AOL Inc.	$25.9	$21.1	23%
Diluted EPS	$0.32	$0.22	45%
Cash provided by operating activities	$40.6	$19.9	104%
Free Cash Flow (1)	$9.8	$(9.5)	NM

(1)	See Page 10 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

KEY QUARTERLY TRENDS

Consolidated Revenue Trends:

•	Q1 total revenue grew 2% year-over-year driven by global advertising revenue growth, which marked the second consecutive quarter of year-over-year growth.

•	Global advertising revenue grew 9% year-over-year reflecting:

•

8% growth in global display revenue driven by 6% growth in domestic display revenue and continued double-digit growth in international display revenue. Domestic display revenue growth reflects an increase in AOL Properties video impressions sold, including video and mobile inventory, and improved reserved pricing related to the sales of video and other premium formats.

•	10% growth in third party network revenue driven by an increase in publishers and advertisers on the network, increased sales of video and growth in Canada.

•

9% growth in search revenue driven by increased global queries from marketing related efforts and continued growth in revenue per search on AOL.com, partially offset by declines resulting from our 15% decline in domestic AOL-brand access subscribers, declines in search on co-branded portals and decreased queries in the United Kingdom.

•

Subscription revenue declined 9% year-over-year and monthly average churn was 1.9% in Q1 2013 compared to a 15% decline year-over-year in subscription revenue and 2.0% monthly average churn in Q1 2012.

Consolidated Profitability Trends:

•

Q1 2013 operating income and Adjusted OIBDA increased 59% and 12% year-over-year, respectively, driven by total revenue growth and declines in general and administrative expenses, partially offset by increased costs of revenue.

•

Cost of revenues increased $8.5 million year-over-year driven by a 21%, or $16.8 million, increase in Traffic Acquisition Costs (TAC) resulting from increased expenses related to our search marketing initiatives and 8% growth in AOL Networks revenue. Cost of revenue increases were partially offset by two different sales and use tax matters, one of which impacted Q1 2012 while the other was resolved in Q1 2013 as well as lower network related expenses.

•

General and administrative expenses declined $13.4 million in Q1 2013 versus the prior year period, due to a decline in personnel-related costs as well as decreases in legal and consulting fees due in part to prior year proxy contest costs.

Asset, Cash & Cash Flow Trends:

•

AOL had $467.8 million of cash and equivalents at March 31, 2013. Q1 cash provided by operating activities and Free Cash Flow were $40.6 million and $9.8 million, respectively, both growing year-over-year. Growth primarily reflects the receipt of a significant prepayment in Q1 2013 received from a large partner, whereas the prior year prepayment was received early in the second quarter.

•

On August 26, 2012, AOL entered into a fixed dollar collared accelerated stock repurchase agreement (ASR Agreement) with Barclay’s Capital Inc. (“Barclays”). Barclays completed the ASR Agreement on April 22, 2013, and since the final volume-weighted average price of AOL common stock was above the adjusted cap price established under the ASR Agreement, no additional shares will be delivered. The total amount of shares repurchased by AOL under the ASR Agreement was 18.4 million shares at a cap price of $32.69.

DISCUSSION OF SEGMENT RESULTS

Our segments are defined by the products and services they provide and by how we evaluate our business. The following are AOL’s reportable segments:

•

The Brand Group, which consists of AOL’s portfolio of distinct and unique content and certain service brands. The results for this segment include advertising offerings on a number of owned and operated sites, such as AOL.com, the Huffington Post, Patch, TechCrunch and MapQuest.

•

The Membership Group, which consists of offerings that serve AOL’s registered account holders, both free and paid, and are focused on delivering world-class experiences to AOL’s loyal users who rely on these AOL products and properties. The results for this segment include AOL’s subscription offerings and advertising offerings on Membership Group properties including communications products, such as AOL Mail, as well as from performance compensation for marketing third party products and services.

•

AOL Networks, which consists of AOL’s offerings to publishers and advertisers utilizing AOL’s Third Party Network as well as AOL Properties inventory sold by AOL Networks. The results for this segment include Advertising.com, ADTECH, Pictela, Be On (formerly goviral) and AOL On.

Additionally, AOL has a corporate and other category that includes activities that are not directly attributable or allocable to a specific segment. This category primarily consists of costs associated with broad corporate functions including legal, human resources, finance and accounting, and activities not directly attributable to a segment such as tax settlements and other general business costs.

The following table highlights the significant products or services included in each segment:

Brand Group	Membership Group	AOL Networks	Corporate & Other
AOL.com	AIM	ADTECH	Global business support costs
AOL Autos	AOL Mail	Advertising.com	Non-core operations
AOL Music	Subscription Services	AOL On
DailyFinance	Related search revenue	Be On (formerly goviral)
Engadget	Other	Buysight
Games.com		Pictela
Huff Post Live		Sponsored Listings
Huffington Post		Other
KitchenDaily
MapQuest
Moviefone
Patch
StyleList
TechCrunch
Related search revenue
Other Content Brands

DISCUSSION OF SEGMENT RESULTS

	Q1’13	Q1’12	Change
	(In millions)
Revenue
Brand Group	189.6	166.5	14%
Membership Group	211.5	235.0	-10%
AOL Networks	160.9	148.8	8%
Corporate & Other	0.3	0.6	-50%
Intersegment eliminations	(24.0)	(21.5)	-12%

Total Revenue	$538.3	$529.4	2%

Adjusted OIBDA
Brand Group	(4.9)	(16.8)	71%
Membership Group	146.4	159.5	-8%
AOL Networks	(2.5)	0.9	NM
Corporate & Other	(33.7)	(49.8)	32%

Total Adjusted OIBDA	$105.3	$93.8	12%

Brand Group

Brand Group revenue reflects global display revenue growth and continued growth in search revenue. Brand Group display revenue grew globally driven by an increase in Brand Group inventory sold, including video inventory, and increased pricing of reserved inventory. Under our segment reporting structure, Brand Group inventory sold through AOL Networks is recognized in AOL Networks with a corresponding intersegment TAC charge. An amount equal to the TAC charge, reflecting the revenue net of the margin retained by AOL Networks, is then reflected as intersegment revenue within the Brand Group. Search revenue grew 16% year-over-year driven by marketing related efforts and continued growth in revenue per search on AOL.com. Search revenue growth on AOL.com more than offset a decline in queries from cobranded portals.

Brand Group Adjusted OIBDA improved significantly versus the prior year period, primarily due to the growth in search and display revenue discussed above partially offset by increased TAC as a result of our marketing-related initiatives on search. While significantly improved, Brand Group Adjusted OIBDA remains negative reflecting our investment in Patch and in our editorial staff and sales force domestically and internationally.

Membership Group

Membership Group revenue reflects a 9% decline in subscription revenue driven by 15% fewer domestic AOL-brand access subscribers year-over-year. Subscription revenue year-over-year declines remained near multi-year lows due to a continued historically low churn rate of 1.9% and 7% year-over-year growth in domestic average access subscription monthly revenue per AOL-brand access subscriber (ARPU). ARPU growth reflects continued improvement in our retention efforts and the impact of a price rationalization program. Membership Group revenue declines also reflect lower advertising revenue due to fewer reserved impressions sold, primarily on AOL Mail, and a shift in the sale of those impressions to Advertising.com. As is the case in the Brand Group, this revenue is recognized net of the margin retained by AOL Networks. Membership Group advertising revenue declines also reflect fewer search queries due to the aforementioned decline in subscribers.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscribers during the quarter.

AOL Networks

AOL Networks revenue increased 8% year-over-year, driven by 10% growth in Third Party Network revenue. Third Party Network revenue reflects revenue from the sale of inventory from third party properties through Advertising.com and its growth continues to be driven by an increasing number of publishers and advertisers on the network as well as increased sales of premium packages and products including video.

AOL Networks Adjusted OIBDA decreased year-over-year due to higher research and product development costs primarily related to continued investment in Adlearn Open Platform (our demand-side platform) and the launch of AdTech MARKETPLACE (our sell-side platform). AOL Networks-related TAC increased by 11%, slightly faster than Third Party Network revenue due to a shift in the product mix, including growth from the lower margin Buysight offering which AOL acquired in December 2012.

Corporate & Other

Corporate & Other Adjusted OIBDA improved significantly year-over-year primarily due to a $16.1 million decline in costs, which included reductions in corporate personnel and personnel-related expenses, lower marketing related expenses, and a favorable impact resulting from two different sales and use tax matters, one of which impacted Q1 2012 and the other was resolved in Q113.

Tax

AOL had Q1 2013 pre-tax income of $47.1 million and income tax expense of $21.5 million, resulting in an effective tax rate of 45.6%. This compares to an effective tax rate of 47.2% for Q1 2012. The effective tax rate for Q1 2013 differed from the statutory U.S. federal income tax rate of 35.0% primarily due to the impact of foreign losses that did not produce a tax benefit. The effective tax rate for Q1 2012 differed from the statutory U.S. federal income tax rate due to the impact of foreign losses that did not produce a benefit and a change in state tax rates.

Cash Flow

Q1 2013 cash provided by operating activities was $40.6 million, while Free Cash Flow was $9.8 million, both up year-over-year driven mainly by the growth in operating income, lower deferred compensation payments in 2013 and the timing of receipt of a significant prepayment from a large partner, where in the prior year, the second quarter prepayment was received early in the second quarter. These increases were partially offset by higher employee bonus payments in the first quarter of 2013 compared to the first quarter of 2012 and timing of payments for certain marketing and legal payments.

CONSOLIDATED OPERATING METRICS

	Q1 2013	Q1 2012	Y/Y Change	Q4 2012	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	2,662	3,115	-15%	2,794	-5%
ARPU (1)	$19.22	$17.88	7%	$19.27	0%
Domestic AOL-brand access subscriber monthly average churn (2)	1.9%	2.0%	-5%	1.8%	6%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	112	108	3%	113	-1%
Domestic average monthly unique visitors to AOL Advertising Network	186	186	0%	187	-1%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. ARPU is calculated as domestic average monthly access subscription revenue per AOL-brand access subscriber.

(2)

Churn represents the percentage of subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 11 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss first quarter 2013 financial results on Wednesday, May 8, 2013, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (877) 415.3184 and other international parties should call (857) 244.7327. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 47283941.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenues:
Advertising	$359.2	$330.1
Subscription	165.8	182.1
Other	13.3	17.2

Total revenues	538.3	529.4
Costs of revenues	393.1	384.6
General and administrative	82.8	96.2
Amortization of intangible assets	9.5	9.8
Restructuring costs	4.8	7.4
(Gain) loss on disposal of assets, net	(1.8)	—

Operating income	49.9	31.4
Other income (loss), net	(2.8)	8.4

Income from operations before income taxes	47.1	39.8
Income tax provision	21.5	18.8

Net income	$25.6	$21.0
Net (income) loss attributable to noncontrolling interests	0.3	0.1

Net income attributable to AOL Inc.	$25.9	$21.1

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.34	$0.22

Diluted net income per common share	$0.32	$0.22

Shares used in computing basic income per common share	76.9	94.4

Shares used in computing diluted income per common share	81.1	95.0

Depreciation expense by function:
Costs of revenues	$30.5	$32.1
General and administrative	2.6	4.0

Total depreciation expense	$33.1	$36.1

Equity-based compensation by function:
Costs of revenues	$5.5	$4.0
General and administrative	4.2	4.6

Total equity-based compensation	$9.7	$8.6

Traffic Acquisition Costs (included in costs of revenues)	$97.6	$80.8

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets

Current assets:
Cash and equivalents	$467.8	$466.6
Accounts receivable, net of allowances of $7.1 and $6.6, respectively	331.4	351.9
Prepaid expenses and other current assets	34.4	28.5
Deferred income taxes, net	44.8	40.6

Total current assets	878.4	887.6
Property and equipment, net	472.1	478.3
Goodwill	1,080.5	1,084.1
Intangible assets, net	122.9	133.2
Long-term deferred income taxes, net	135.4	148.8
Other long-term assets	73.2	65.3

Total assets	$2,762.5	$2,797.3

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$77.4	$76.1
Accrued compensation and benefits	58.7	151.4
Accrued expenses and other current liabilities	156.4	175.3
Deferred revenue	95.6	57.8
Current portion of obligations under capital leases	52.0	49.6

Total current liabilities	440.1	510.2
Long-term portion of obligations under capital leases	52.2	56.3
Long-term deferred income taxes	5.1	5.8
Other long-term liabilities	76.3	73.8

Total liabilities	573.7	646.1

Redeemable noncontrolling interest	11.7	13.4

Equity:
Common stock, $0.01 par value, 110.8 million shares issued and 77.3 million shares outstanding as of March 31, 2013 and 110.1 million shares issued and 76.6 million shares outstanding as of December 31, 2012	1.1	1.1
Additional paid-in capital	3,471.5	3,457.5
Accumulated other comprehensive income (loss), net	(296.3)	(294.1)
Accumulated deficit	(160.3)	(188.0)
Treasury stock, at cost, 33.5 million shares at March 31, 2013 and December 31, 2012	(838.4)	(838.4)

Total stockholders’ equity	2,177.6	2,138.1
Noncontrolling interest	(0.5)	(0.3)

Total equity	2,177.1	2,137.8

Total liabilities, redeemable noncontrolling interest and equity	$2,762.5	$2,797.3

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Operating Activities

Net income	$25.6	$21.0
Adjustments for non-cash and non-operating items:
Depreciation and amortization	42.6	45.9
Asset impairments and write-offs	0.1	0.9
(Gain) loss on step acquisitions and disposal of assets, net	(1.3)	(10.8)
Equity-based compensation	9.7	8.6
Deferred income taxes	10.7	8.6
Other non-cash adjustments	4.8	—
Changes in operating assets and liabilities, net of acquisitions	(51.6)	(54.3)

Cash provided by operating activities	40.6	19.9

Investing Activities

Investments and acquisitions, net of cash acquired	(5.2)	4.6
Capital expenditures and product development costs	(16.6)	(15.0)

Cash used by investing activities	(21.8)	(10.4)

Financing Activities

Repurchase of common stock	—	(35.8)
Principal payments on capital leases	(14.2)	(14.4)
Tax withholdings related to net share settlements of restricted stock units	(9.9)	(5.4)
Proceeds from exercise of stock options	8.9	0.3
Cash dividend equivalent payments on restricted stock units	(2.8)	—
Other financing activities	1.9	0.2

Cash used by financing activities	(16.1)	(55.1)

Effect of exchange rate changes on cash and equivalents	(1.5)	—
Increase (decrease) in cash and equivalents	1.2	(45.6)
Cash and equivalents at beginning of period	466.6	407.5

Cash and equivalents at end of period	$467.8	$361.9

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months ended March 31, 2013 and 2012 (In millions, except per share amounts):

	Three Months Ended March 31,
	2013	2012
Restructuring costs	$(4.8)	$(7.4)
Equity-based compensation expense	(9.7)	(8.6)
Asset impairments and write-offs	(0.1)	(0.9)
Gain (loss) on disposal of assets, net	1.8	0.4
Gain on consolidation of Ad.com Japan (1)	—	10.8

Pre-tax impact	(12.8)	(5.7)

Income tax impact (2)	5.1	6.5

After-tax impact of items impacting comparability of net income	$(7.7)	$0.8

Impact per basic common share	$(0.10)	$0.01

Impact per diluted common share	$(0.09)	$0.01

Effective tax rate (3)	39.9%	39.2%

(1)	During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan, and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.
(2)

The income tax impact for the gain on consolidation of Ad.com Japan is calculated by using the actual tax expense for this transaction. The income tax impact for all remaining items is calculated by applying the effective tax rate as described below.

(3)

For the three months ended March 31, 2013, the effective tax rate was calculated based on AOL’s 2013 projected normalized annual effective tax rate. The effective tax rate for the three months ended March 31, 2012 was calculated based upon AOL’s 2012 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended March 31,
	2013	2012
Operating income	$49.9	$31.4

Add: Depreciation	33.1	36.1

Add: Amortization of intangible assets	9.5	9.8

Add: Restructuring costs	4.8	7.4

Add: Equity-based compensation	9.7	8.6

Add: Asset impairments and write-offs	0.1	0.9

Add: Losses/(gains) on disposal of assets, net	(1.8)	(0.4)

Adjusted OIBDA	$105.3	$93.8

Cash provided by operating activities	$40.6	$19.9

Less: Capital expenditures and product development costs	16.6	15.0

Less: Principal payments on capital leases	14.2	14.4

Free Cash Flow	$9.8	$(9.5)

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) market price volatility; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) our ability to attract and retain unique visitors to our properties; 8) asset impairments; and 9) the impact of “cyber-warfare.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Peter Land

212-206-5009

Peter.Land@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

***